Exhibit 99.7

INSTRUCTIONS FOR EMPLOYEES WHO RECEIVE INQUIRIES

If you get any email inquiries about the announcement on May 15, you should reply with the following email text and link to the press release. Do not make any additional statements or answer any questions.

Thank you for your email. I have included the link to the press release with information about the announcement.

https://www.businesswire.com/news/home/20240515530127/en/TSR-Inc.-to-be-Acquired-by-Founder-of-BCforward

If you get any phone inquiries about the announcement on May 15, ask for the person’s email address and let him or her know you will be sending them an email with a link to the press release. Use the text above. Do not make any additional statements or answer any questions.

If you get any media inquiries about the event on May 15, do not reply. You should forward that email to Bryan Smith at BCForward, Bryan.Smith@bcforward.com and he will determine the most appropriate way to respond.

If you get any additional questions after you have sent the press release link, do not reply. You should forward that email to Bryan Smith at BCForward, Bryan.Smith@bcforward.com and he will determine the most appropriate way to respond.

Additional Information and Where to Find It; Participants in the Solicitation

The tender offer described in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Vienna Parent Corporation and Vienna Acquisition Corporation (collectively, the “Vienna Filings Persons”) will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of TSR, Inc. (the “Company”) will only be made pursuant to the tender offer materials that the Vienna Filing Persons intend to file with the SEC. BCforward itself is not a party to the Merger Agreement, nor is it involved in any part of the tender offer.  At the time the tender offer is commenced, the Vienna Filing Persons will file tender offer materials on Schedule TO, and TSR will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF TSR ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF TSR SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES OF COMMON STOCK IN THE TENDER OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all stockholders of TSR at no expense to them on the SEC’s website at www.sec.gov and (once they become available) will be mailed to the stockholders of TSR free of charge. Free copies of these materials and certain other offering documents will be made available by TSR by mail to TSR, Inc., 400 Oser Avenue, Suite 150, Hauppauge, NY 11788, Attention: Investor Relations, by email at info@tsrconsulting.com, or by directing requests for such materials to the information agent for the tender offer, which will be named in the tender offer materials.  In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, TSR files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by the Vienna Filing Persons and TSR with the SEC for free on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This communication contains forward-looking statements related to TSR, the Vienna Filing Persons, BCforward and the proposed transaction that involve substantial risks and uncertainties. Forward-looking statements include any statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “seek,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. In this communication, the forward-looking statements include statements about the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions to the consummation of the proposed transaction; statements about the expected timetable for completing the proposed transaction;  the Vienna Filing Persons’ plans, objectives, expectations and intentions; the financial condition, results of operations and business of TSR and the Vienna Filing Persons and BCforward; and the anticipated timing of the closing of the proposed transaction.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: uncertainties as to the timing of the tender offer and the merger; uncertainties as to how many of TSR’s stockholders will tender their shares in the tender offer; the possibility that the Vienna Filing Persons will not be able to obtain the financing necessary to fund the transaction; the possibility that competing offers will be made; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived; the effects of the proposed transaction on relationships with employees, other business partners or governmental entities; the impact of competitive services and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to the Vienna Filing Persons, and the Vienna Filing Persons disclaim any obligation to update the information contained in this communication as new information becomes available.